UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported June 17, 2011

THE LUBRIZOL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-5263	34-0367600
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

29400 Lakeland Boulevard, Wickliffe, Ohio	44092-2298
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 943-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Director; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On June 17, 2011, The Lubrizol Corporation announced that Stephen F. Kirk, Senior Vice President and Chief Operating Officer will retire from these positions, effective within a few weeks of the closing of the merger with Berkshire Hathaway Inc.

On June 17, 2011, The Lubrizol Corporation announced that Charles P. Cooley, Senior Vice President and Chief Financial Officer will retire effective within a few weeks of the closing of the merger with Berkshire Hathaway Inc.

(c) On June 17, 2011, The Lubrizol Corporation announced that Brian A. Valentine will assume the duties of Chief Financial Officer upon the effective date of Mr. Cooley’s retirement. Mr. Valentine has been Treasurer since April 2009 and will continue with those responsibilities. He was Assistant Treasurer from 2008 through April 2009 and Director, Treasury Finance from 2004 through 2008. Mr. Valentine held a number of other positions in Treasury and Finance of varying responsibility from 1998 through 2004.

There was no arrangement or understanding between Mr. Valentine and any other person(s) pursuant to which he was selected as an officer. There are no family relationships between Mr. Valentine and any director, executive officer or person nominated or chosen by Lubrizol to become a director or executive officer. There are no transactions since January 1, 2010, or any currently proposed transaction, in which Lubrizol was or is to be a party and the amount involved exceeds $120,000, and in which Mr. Valentine had or will have a direct or indirect material interest.

Mr. Valentine has been an executive officer since April 2009. The proxy statement dated March 17, 2010 provides a detailed description of the material plans, contracts or arrangements in which Mr. Valentine is a party or has been a participant. There are no additional material plans, contracts or arrangements to which Mr. Valentine is a party or in which he participates that were entered into, or material amendments in connection with Mr. Valentine’s appointment as Chief Financial Officer, nor any grants or awards to Mr. Valentine or any modifications thereto, under any such plan, contract or arrangement in connection with Mr. Valentine’s appointment as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LUBRIZOL CORPORATION

Date: June 20, 2011	By:	/s/ Leslie M. Reynolds
	Name:	Leslie M. Reynolds
	Title:	Corporate Secretary and Counsel

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